Exhibit 10.29

Effective March 14, 2011

Anthony L. Previte

2932 Richland Avenue

San Jose, CA 95125

Re:  Employment Offer Letter

Dear Anthony:

On behalf of FriendFinder Networks Inc., and its subsidiary, Various, Inc. (collectively, the “Company”), the Company is pleased to offer you the position of Chief Operating Officer reporting directly to Marc Bell and Daniel C. Staton. This position is based in the Company’s Northern California offices (currently located at 220 Humboldt Court, Sunnyvale, CA 94089).

1.

Base salary: Your base salary per year of employment will be payable bi-monthly in accordance with the Company’s standard payroll practices at the rate of $25,000.00 ($600,000.00 annually).

2.

Other Compensation:  You will be eligible to receive a discretionary annual bonus contingent upon your achievement of specific goals and objectives set forth and agreed to with and by Senior Management.

3.

Equity compensation:  You have been granted equity compensation in the past, and will be provided further grants under the Company’s equity compensation plans from time to time commensurate with your status as a senior executive of the Company.

4.

Benefits and vacation time: You are currently eligible for the standard Company health insurance, dental insurance, disability insurance, life insurance, and other benefit plans, consistent with the terms of such plans and as set forth in the summary plan documents, a copy of which the Company will provide to you.  You shall be eligible to participate in any executive medical plan the Company may introduce in the future.  You are currently and will continue to be eligible for the Company’s standard 401(K) savings plan.  The Paid Time Off (PTO) system, which provides eligible employees with a “bank” of paid hours, to be used as you deem appropriate, will continue.  You will continue to accrue paid time off hours at a rate of 10 hours per pay period.

5.

Start date:  The State Date hereunder shall be March 14, 2011.  Your current tenure with Various will be grandfathered.

6.

Responsibilities:  You will be responsible for the Chief Operating Officer function. You will also be responsible for functions and such other duties as may be reasonably assigned by the Company from time to time and consistent with or complementary to your duties as described herein.  You will devote all of your professional time, attention, energy and skill to the business and affairs of the Company.  You will serve the Company faithfully and diligently to the best of your ability.

7.

Term:  Your term of employment shall commence on the Start Date and continue for three (3) years; provided that the Company may terminate you for Cause without incurring further liability to you in connection with your employment.  “Cause” means a willful failure or refusal on your part to perform your duties under this Agreement, or otherwise imparted by the Company’s employee manual; willful failure or refusal to carry out the lawful directions of your superiors; willful gross misconduct on your part, including but not limited to theft, violent work-related behavior, violation of the Company’s anti-discrimination and anti-harassment policies or repeated acts of gross insubordination; willful dishonesty or fraud in connection with your employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; conviction of a crime other than a minor traffic infraction; or material breach of any provision of this Agreement.  If you are terminated with Cause, you shall receive only unpaid salary through the date your employment is terminated.

Anthony L. Previte

2932 Richland Avenue

San Jose, CA 95125
March 14, 2011

8.

Payments Following Certain Events of Termination:  In the event your employment is terminated by the Company without Cause, the Company shall continue to make salary continuation payments (but not Bonus payments) for the remainder of the Term.  In the event your employment is terminated by you (other than in connection with a termination by the Company for Cause), the Company shall make salary continuation payments to you at your then-current rate (but no Bonus payments) for a period of one year following the date of termination.  Payments of amounts under this Paragraph 8 are subject to compliance by you with Paragraphs 9, 10, 11 and 12 hereof.

9.

Intellectual Property:

a.

All inventions, trade secrets, works of authorship and other intellectual property created by you in part or in whole during your employment with the Company using Company resources, or otherwise related to the actual or prospective businesses or interests of the Company, shall be owned exclusively by the Company and shall be deemed “work made for hire” to the extent permissible under applicable law.  You agree to execute and deliver promptly, at the Company’s expense, all assignments and other documents requested by the Company to confirm the Company’s ownership of such in such intellectual property.  You hereby waive any and all moral rights you might have in such intellectual property. You agree that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by you, solely or jointly with others, after your termination of employment with the Company that are based on the Company's Confidential Information shall belong to the Company and you hereby assign any and all rights in such items to the Company.

b.

You agree you will fully and promptly disclose, in writing, to the Company all inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information which you may, solely or jointly with others, conceive, discover, make or develop while employed with the Company.

10.

Confidentiality:  As a result of your employment with the Company, you agree you will have access to “Confidential Information” about the Company and its business, subsidiaries, and affiliates. You agree that you will not at any time utilize for personal benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any Confidential Information concerning the Company and its business, subsidiaries and affiliates, which was disclosed to or acquired by you at any time during the Term of this Agreement, except upon direct written authority of Marc Bell, Dan Staton or the Chief Executive Officer.  You specifically agree that all confidential information or knowledge concerning matters affecting or relating to the Company’s business obtained by you during your employment is deemed to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill.

“Confidential Information,” as used herein, means information which includes, but is not limited to, the names, buying habits or practices of any of the Company’s customers; operational, marketing and fundraising strategies; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in the Company’s business; compensation paid to employees and other terms of employment; merchandising or sales techniques; contracts and licenses; business systems; computer software and programs (including object code and source code), network architecture, protocols, trade secrets and any other confidential information of, about, or concerning the business of the Company and its parents, subsidiaries and affiliates, their manners of operation, or other confidential data of any kind.

11.

Interference with Business:  You acknowledge that, because of your responsibilities at the Company you have developed and will help to develop, and have been and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Confidential Information and that use of disclosure of such Confidential Information in breach of this Agreement would be extremely difficult to detect or prove.  You also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, you agree as follows:

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Anthony L. Previte

2932 Richland Avenue

San Jose, CA 95125
March 14, 2011

a.

You shall not, for a period of one (1) year following termination of your employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director or employee of the Company to leave the Company or terminate his or her employment with the Company.

b.

You shall not, for a period of one (1) year following the termination of your employment with the Company for any reason, for the purpose of selling products or services competitive with the Company’s, solicit any actual or prospective customer or client of the Company by using the Company’s Confidential Information, or otherwise solicit such customers or clients by using means that amount to unfair competition.

12.

Additional Arrangements Following Termination of Employment:  In the event that your employment with the Company is terminated by the Company with or without Cause, or by you for any reason, you hereby acknowledge and agree and confirm that any obligation by the Company to make continuing payments to you (other than amounts accrued through the date of termination), including as required by Paragraphs 7 and 8 hereof shall be conditioned upon (i) your continuing compliance with Paragraph 9, 10 and 11 hereof and (ii) for the applicable period of ongoing post–termination payments set forth herein, you not accepting employment with or providing consulting service to any web-based provider of adult-oriented social networking, chat or cams services worldwide.

13.

Indemnification Agreement:  It is hereby agreed between you and the Company that your Indemnification Agreement entered into as of April 21, 2009 shall remain in full force and effect in accordance with its terms.

Anthony L. Previte

2932 Richland Avenue

San Jose, CA 95125
March 14, 2011

Please indicate your acceptance of this offer of employment by signing and dating below and returning this signed offer letter to me via fax at (561) 912 1754.  You may keep one copy for your records.

Should you have any questions concerning the enclosed information or need additional information, please let me know.

Sincerely,

FRIENDFINDER NETWORKS INC.

/s/ Ezra Shashoua
Ezra Shashoua	Date
Chief Financial Officer

ACKNOWLEDGED AND AGREED

/s/ Anthony L. Previte
Anthony L. Previte	Date

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